EXHIBIT 10.7

FHLBANK San Francisco

2007 Executive Performance Unit Plan

Summary Description

PLAN PURPOSE

To optimize the Bank’s performance in accomplishing Board-approved goals.

PLAN OBJECTIVES

To motivate key executives to exceed specified long-term Bank goals that directly support the business plan and long-term strategic plan. Attract and retain outstanding executives by providing a competitive total compensation program, including a cash-based long-term incentive reward opportunity tied to the performance of the Bank against specified performance measures.

PARTICIPANTS

Participants are key executives whose performance has a major impact on the Bank’s success. Participants are the incumbents in the Bank’s Executive Committee officer positions, including:

President

Executive Vice President

Senior Vice Presidents (excluding the Senior Vice President, Director of Internal Audit)

PERFORMANCE PERIOD

The Performance Unit Plan (PUP) pays incentive awards related to the achievement of Bank performance over a three-year performance period. The 2007 Plan is effective January 1, 2007 and is based on performance from January 1, 2007 through December 31, 2009.

PERFORMANCE METRICS

Performance metrics balance financial, member, and community interests, focusing on achievement of Potential Dividend Spread and market penetration goals. Potential Dividend Spread will be weighted 40% and market penetration will be weighted 60%. Target performance levels reflect long-term performance expectations. Unlike the Executive Incentive Plan (EIP), participants do not have an individual goal.

1.	3-Year Average Potential Dividend Spread: Potential Dividend Spread is the primary measure the Bank uses to determine total rate of return to shareholders; it is expressed as a spread to the Bank’s benchmark yield on invested capital before any provision for retained earnings or accounting impacts of FAS 133. The target Potential Dividend Spread has been set at 0.58% and represents the projected average for the performance period (January 1, 2007 through December 31, 2009). The target Potential Dividend Spread is consistent with the Bank’s Strategic Plan forecast, and reflects the Bank’s continued mission-consistent focus on member’s mortgage finance business. Threshold (75% of plan) Potential Dividend Spread has been set at 0.33%, 150% of target has been set at 1.08% and 200% of target has been set at 1.58%.

2.	3-Year Average Market Penetration: Market penetration is based on the 3-year average of member credit as a percentage of the members’ total wholesale borrowings over the performance period measured by the average of the actual achievement levels under the 2007, 2008, and 2009 annual incentive plans, and will be set at the end of the performance period.

Actual achievement of performance metrics one (1) and two (2) is subject to adjustment for changes resulting from movements in interest rates, changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board for which management should not receive credit or be held accountable.

PUP ACHIEVEMENT MEASURES

The Performance Unit Plan rewards four levels of performance achievement, as follows:

Achievement Level	Measure Definition
Threshold (75%)	Performance that is considered a threshold level of successful achievement. This is the minimum level of performance which must be achieved for awards to be paid.

Target (100%)	Performance that is expected under the Bank’s Strategic Plan forecast. Incentive payments are made at the target (100%) level found in the award ranges scale on the following page.

150% of Target	An optimistic achievement level based on expected business.

200% of Target	The most optimistic achievement level based on reasonable business assumptions and conditions.

AWARD DETERMINATION

An award is calculated and paid in whole or part at the end of the 2007 Plan term (during the first quarter of 2010) based on achievement of a minimum level of performance under the goals. Awards earned are based on the level at which the 3-year performance goals have been achieved. Final Awards will be prorated for Participants promoted or hired into an eligible position during the Performance Period, and for Participants who take a leave of absence during the Performance Period. Target payouts for the January 1, 2007 through December 31, 2009 performance period are presented in the chart below:

Dividend Potential Goal (3 Yr. Avg.)				Market Penetration Goal (3 Yr. Avg.)[1]

		% of Award Opportunity			% of Award Opportunity
Threshold	0.33%	20%		Threshold	30%
Target	0.58%	40%		Target	60%
150% of Target	1.08%	60%	+	150% of Target	90%
200% of Target	1.58%	80%		200% of Target	120%

X Target Award % = Formula Award

Notes:

1 – Performance levels for market penetration will be based on the average of the actual 3-year market penetration performance during the 3-year PUP period.

Award payouts may be modified up or down at the Board’s discretion (+/- 25% of the dollar award derived from the table) to account for performance that is not captured in the performance metrics. Performance below the threshold achievement level for either measure normally will not result in an incentive award.

AWARD OPPORTUNITY

Individual PUP targets for each plan year are established annually for each participant at the beginning of each calendar year. Target award levels are stated below as a percentage of the February 1st base salary at the beginning of the performance period.

Award Range Scale

2007 Plan Year – PUP Payout as % of 2007 Base Salary (as of February 1st)

Position Level	Threshold[1]	Target[2]	150% of Target[3]	200% of Target[4]
President	15%	30%	45%	60%
Executive Vice President	14%	27%	40%	55%
Senior Vice Presidents	12%	25%	37%	50%

Notes:

1 – 50% of target payout; based on 0.33% Potential Dividend Spread and the average of the actual 3-year market penetration performance during the plan period.

2 – Based on achieving 0.58% Potential Dividend Spread and the average of the actual 3-year market penetration performance during the plan period.

3 – 150% of target payout; based on achieving 1.08% Potential Dividend Spread and the average of the actual 3-year market penetration performance during the plan period.

4 – 200% of target payout; based on achieving 1.58% Potential Dividend Spread and the average of the actual 3-year market penetration performance during the plan period.

Cash awards are paid to participants at the end of the 3-year performance period (during the first quarter of 2010).

Example of how award is calculated for a Senior Vice President for 2007 PUP

(60% weight) 3 yr. Average Market Penetration Level Achieved: (200% of Target)	}	Percent of Target Payout: 160%	2007 Base Salary	Target PUP Payout (% of Base Salary)	Payout % Based on Performance	PUP Payment paid Q1 2010
(40% weight) 3 yr. Average Potential Dividend Spread Achieved: 0.58% (Target or 100%)			$240,000 X	25% X	160% =	$96,000

Payments under this plan are subject to the approval of the Board of Directors. To be eligible for the performance unit plan payment you must be employed with the Bank when the payment is disbursed. PUP awards will be prorated for participants in position less than a full plan term, including participants who have a leave of absence greater than one month during the plan term. The awards will be distributed no later than two business days following the date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank’s discretion. Such plans are reviewed regularly to ensure they are competitive and equitable.